Exhibit 99.1

FAMOUS DAVE’S ANNOUNCES COMPLETION OF

SECOND ONE MILLION SHARE REPURCHASE

     Minneapolis, MN, June 20, 2005 — Famous Dave’s of America, Inc. (Nasdaq: DAVE) today announced that it has completed its previously announced plan to repurchase up to one million shares of its common stock. As contemplated, the shares were repurchased in the open market and were funded completely from the Company’s working capital and cash flow.

     Mr. Jeffrey Dahlberg, the Company’s Chairman of the Board, stated, “We are extremely pleased that the Company completed the repurchase of an additional one million shares under its second authorization. The Board continues to believe that Famous Dave’s stock is an attractive investment and that these repurchases create long-term value for our shareholders.” Dahlberg continued, “We remain committed to enhancing value for our shareholders, and have not ruled out the possibility of further repurchases.”

     Famous Dave’s of America, Inc. (Nasdaq:DAVE — News) develops, owns, operates and franchises barbeque restaurants. The company currently owns 38 locations and franchises 79 additional units in 29 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts. Contact information: Diana Purcel (952)294-1300, or diana.purcel@famousdaves.com.

     Statements in this press release that are not strictly historical, including but not limited to statements regarding the share repurchase plan, cash flow, and development plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectation reflected in any forward-looking statements is based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction plans, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.